Exhibit 10.10.1

FIRST AMENDMENT
TO
KNIGHT TRANSPORTATION, INC.
2003 STOCK OPTION PLAN

This First Amendment (the “Amendment”) to the Knight Transportation, Inc. 2003 Stock Option Plan (the “Plan”) shall be effective this 2nd day of March, 2005.

Recitals:

A.  The Board of Directors of Knight Transportation, Inc. (the “Company”) established the Plan in 1994 to attract and retain its executives, directors and key employees. The Company amended and restated the Plan effective as of February 10, 1998. The Company amended and restated the Plan effective as of June 1, 2003.

B.  The Board of Directors, has determined that it is in the best interests of the Company to require that no stock options granted under the Plan shall have an exercise price that is less than the fair market value of the optioned stock on the date that the stock option is granted to ensure compliance with Section 409A of the Internal Revenue Code as amended by Section 885 of the American Jobs Creation Act of 2004.

C.  The Board of Directors, has determined that it is in the best interests of the Company to require that any disputes arising under the Plan shall be resolved through arbitration proceedings located in Phoenix, Arizona.

D.  Pursuant to the authority granted in Section 8.16 of the Plan, the Board of Directors, on behalf of the Company, adopts the following amendment to the Plan, effective as of March 15, 2005:

Amendment:

1.   Section 5.3(b) of the Plan is hereby deleted and the following is substituted therefore, and the following Section 5.3(c) is hereby added to the Plan:

5.3(b)  The exercise price of an NSO, the purchase price under a Restricted Stock Grant, or the exercise price of any Stock Option granted to a director under Article 6 shall not be less than 100% of the fair market value of a share of the Stock as of the date of grant. For purposes of this Plan, the fair market value of a share of Stock shall equal the closing price of such stock on the date of grant, as reported by the New York Stock Exchange (“NYSE”). If for any reason the closing price is not available, then the fair market value of a share of stock may be determined as the mean of the highest and lowest quoted selling prices for such stock on the date preceding the date of grant, as reported by the NYSE. If for any reason the Company’s Stock is not publicly traded on a national securities market, or not listed on the NYSE, the Committee shall evaluate all factors which the Committee believes are relevant in determining the fair market value of a share of Stock and, the Committee, in good faith in exercising its business judgment, shall establish the fair market value of the Stock as of the date an option is granted.

5.3(c)  Options, once issued, shall not be repriced.

2.  Section 6.1 of the Plan is hereby deleted and the following is substituted therefore:

6.1  Automatic Grant; Annual Compensation; Forfeiture. Any Independent Director appointed to the Board after September 1, 1995, shall automatically receive an NSO for 2,500 shares of the Company’s Stock; the exercise price of such option shall be 100% of the fair market value of the Company’s stock as of that date. In addition, for calendar years beginning after December 31, 2002, Independent Directors will receive an NSO for 500 shares, as described in the next sentence, for each calendar year an Independent Director is a Director. Such option grant shall be made on June 1 of each calendar year, beginning on June 1, 2003, and continuing on the same day of each year thereafter, for each person who is an Independent Director on that date. In addition, each Independent Director who, as of December 31, 2002, has served as an Independent Director for at least three calendar years, shall also be entitled to an NSO grant of 1,000 shares for service previously rendered to the Company; such option shall be issued on June 1, 2003, and the exercise price shall be the fair market value of the Company’s Stock as of that date, as provided in Section 5.3(b) above. Any NSO granted to an Independent Director (other than the NSO grant for 1,000 shares described in the preceding sentence) will be forfeited if the director resigns within one year of the date of the grant of such NSO.

3.  Article 8 of the Plan is hereby amended and the following is added as Section 8.21:

8.21  Arbitration of Disputes. The Federal Arbitration Act applies and governs the arbitration provisions of the Plan. Any disputes between or among the Company (including its subsidiaries, affiliates, or successors) and Participants (collectively, the “Parties”) with respect to the terms of the Plan, including, without limitation, the scope of this arbitration, shall be subject to arbitration pursuant to the rules of the American Arbitration Association governing commercial disputes. Arbitration shall occur in Phoenix, Arizona. Judgment on any arbitration award may be entered in any court having jurisdiction. A single arbitrator shall have the power to render a maximum award of $300,000. If any person asserts a claim in excess of $300,000, any party to the arbitration proceeding may request that the arbitration be heard by a panel of three (3) arbitrators and, if so requested, the arbitration decision shall be made by a majority of the three arbitrators. The Company shall pay the cost of arbitration, but if the Company is the prevailing party in the arbitration, the Company shall have the right to recover from the Participant all costs of arbitration. THE PARTIES SHALL EXPRESSLY AGREE TO ARBITRATION AND WAIVE ANY RIGHT TO TRIAL BY JURY EITHER PARTY MAY HAVE BY EXECUTING THE STOCK OPTION AGREEMENT. Nothing in the Plan or any Stock Option Agreement between the Company and any Participant shall limit or restrict any self-help remedy, including, without limitation, any right of offset a Party may have. The Party prevailing in any arbitration shall be entitled to payment of all legal fees and costs (including court costs), and all costs of arbitration, regardless of whether such costs are recoverable under applicable law.

4.  The foregoing First Amendment to the Plan was approved by the Company’s Compensation Committee of the Board of Directors by Resolutions and Action Taken Without a Meeting, as of March 2, 2005, to be effective from and after March 15, 2005.

5.  Except as amended by this Amendment, the Plan shall continue in full force and effect as previously constituted and amended.

DATED this 3rd day of March, 2005.

KNIGHT TRANSPORTATION, INC., an Arizona corporation

By:	/s/ Kevin P. Knight
Kevin P. Knight, Chief Executive Officer

By:	/s/ Timothy M. Kohl
Timothy M. Kohl, Secretary

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